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                                                                 EXHIBIT 10.25


                                       ROV
                                SERVICE AGREEMENT

This agreement (hereinafter referred to as the "Agreement"), is effective as from the first day of January 1999,

BETWEEN

THE "SERVICE PROVIDERS":

FRANCE CABLES ET RADIO, a corporation organised and existing under the laws of France, headquartered at 124 rue Reaumur, 75091 PARIS cedex 02, France (hereinafter referred to as "FCR"), and FRANCE TELECOM, a company with limited liability organised and existing under the laws of France, headquartered at 6, Place d'Alleray, 75505 PARIS cedex 15, FRANCE (hereinafter referred to as "FRANCE TELECOM" or "FT", and with FCR hereinafter collectively referred to as "FT/FCR") and,

ELETTRA TLC S.P.A., a company organised and existing under the laws of Italy, having its registered office at Viale Europa, 190-00144 Roma - ITALY (hereinafter referred to as "ELETTRA")

                                                                    on one hand,

AND

the companies or legal entities identified in Schedule 1 of this Agreement (hereinafter collectively referred to as "the Maintenance Authorities")

                                                              on the other hand,


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                                   WITNESSETH

Whereas, certain of the Maintenance Authorities having a common interest in the efficient and effective maintenance and repair of submarine cable systems in the Mediterranean, Red and Black Seas and desirous to obtain the support and use of an undersea dedicated Remotely Operated Vehicle (ROV), as hereinafter defined, to assist them in their maintenance and repair activities, had selected FT/FCR to undertake submarine cable Repair, Maintenance and Improvement Services for the benefit of all the Maintenance Authorities and consequently had signed a ROV Service Agreement on 01 December 1994 (hereinafter referred to as the "Original Agreement").

Whereas, additional parties have been entered as Maintenance Authorities under the Original Agreement after the execution of the said agreement.

Whereas, the Maintenance Authorities, have selected an additional service provider to undertake submarine cable Repair, Maintenance and Improvement Services for their benefit: an Italian company named ELETTRA.

Whereas, FT/FCR and ELETTRA have agreed to provide the use of their cableships (as hereinafter defined) with a ROV workpackage to the Maintenance Authorities, it being understood that for FT/FCR, FCR will supply the Cable Ship and the ROV and FRANCE TELECOM will operate them.

Whereas, all the Parties to this Agreement deem more appropriate to execute a new agreement including clearly the modifications and the necessary additional provisions rather than to execute an amendment to the Original Agreement, consequently this Agreement cancels and supersedes the Original Agreement.

NOW, THEREFORE THE PARTIES IN CONSIDERATION OF THE MUTUAL COVENANTS HEREIN EXPRESSED AGREE AS FOLLOWS:

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ARTICLE 1 DEFINITIONS

In this Agreement, unless the context otherwise requires, the following expressions shall have the meanings hereby assigned to them:

1.1. "ACCOUNTING UNITS"       means the units allocated to Maintenance
                              Authorities and to Designated Cables defined in
                              Schedule 1 for the purpose of apportioning among Maintenance Authorities the ROV Costs. These units are derived by using the formula contained in
                              Schedule 4 and are listed on such Schedule 4.
                              These Accounting Units may also be referred to as "AU".

1.2. "ACCOUNTING UNIT COST"   Means the cost allocated to each AU determined by
                              adding the annual Standing Charges of both ROVs and the Central Billing Party (as defined in Article 1.5) service and by dividing this total amount by the total estimated number of AU as given in Schedule 4.

1.3. "ASSIGNED PORT"          Means the port from which a cable ship hosting the
                              ROV is at any given time mobilised to undertake
                              Repair or Maintenance & Improvement work under this Agreement.

                              The Assigned Port of the ROV installed on the NC Raymond CROZE, is La SEYNE-SUR-MER, France.

                              The Assigned Port of the ROV installed on the PC TELIRI or PC CERTAMEN is CATANIA - Italy.

1.4. "CABLESHIP"              means any of the following vessels when assigned
                              to the MECMA agreement:

                              - NC RAYMOND CROZE (or a substitute ship) owned by FCR and operated by FT

                              - PC TELIRI or PC CERTAMEN (or a substitute ship) owned and operated by ELETTRA.

                              -    Any other cableship agreed between the
                                   Maintenance Authorities and the Service
                                   Providers to host a ROV and provide Repair and Maintenance & Improvement services under this Agreement

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1.5. "CENTRAL BILLING PARTY"  means the Party designated in Article 10.2, responsible for:

                              (i)  performing all billing and associated
                                   financial functions under this Agreement, and

                              (ii) preparing the ROV budget and collecting all
                                   actual financial data evidencing the ROV
                                   Costs. The Central Billing Party may also be referred to as "CBP".

1.6. "DESIGNATED CABLES"      means the submarine cables which are listed in
                              Schedule 1, as amended from time to time, on which Repair and Maintenance & Improvement shall be undertaken with the ROV under this Agreement.

1.7. "MAINTENANCE & IMPROVEMENT"
                              means work carried out on a Designated Cable involving the use of the ROV, other than a Repair, and which is deemed by the relevant Maintenance Authority(ies) to be required in order to reduce the susceptibility of the Designated Cable to future service-affecting, faults, howsoever caused.

1.8. "MANAGEMENT COMMITTEE"   means the Committee established by Article 10.1.

1.9. "MECMA"                  means the MEditerranean Cable Maintenance
                              Agreement, which came into force on 01 January
                              1993 and its 3 amendments or any agreement which may replace it.

1.10."OPERATING ZONE"         means the MECMA operational zone in which the ROV
                              will operate under this Agreement.

1.11."OPERATIONAL DATE"       means the date upon which the ROV and the
                              Cableship are mobilised to provide Repair or Maintenance and Improvement at the request of a Maintenance Authority, as mutually agreed between the Service Providers and such Maintenance
                              Authority.

1.12."OUTSIDE WORK"           means work outside the terms of this Agreement
                              carried out by an ROV and for which neither
                              Standing Charges nor Running Costs are chargeable in any manner under this Agreement.

1.13."REPAIR"                 means work carried out on a Designated Cable
                              involving the use of the ROV, at the request of a Maintenance Authority in

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                              order to remedy a service-affecting fault suffered
                              by the Designated Cable.

1.14."ROV"                    means either:

                              - the remotely operated vehicle of the SCORPIO 2000 series and its Ancillary Tools described in Annex 1 of Schedule 7, owned and operated by FT/FCR or,

                              - the remotely operated vehicle of the Phoenix 2 series described in Annex 2 of Schedule 7 owned and operated by ELETTRA.

1.15."ROV COSTS"              means the aggregate of Running Costs and Standing
                              Charges.

1.16."RUNNING COSTS"          means costs, additional to Standing Charges which
                              are incurred for the operation of the ROV specifically as a result of an individual operation or operations.

1.17."SERVICE PROVIDER(S)"    means, as the case may be, either:

                              - FT/FCR providing Cableship Raymond CROZE and ROV services or,

                              -    ELETTRA providing Cableship TELIRI or
                                   CERTAMEN and ROV services.

1.18."STANDING CHARGES"       means the costs of the ROV as detailed in Schedule
                              2.

1.19."TRAINING EXERCISES"     means the activities described in Article 3.2.4.

1.20."TRANSIT TIME"           means:

                              (a)  the period of time from departure of a
                                   Cableship from its Assigned Port until its arrival at the site of the work to be performed pursuant to Article 3.2, or

                              (b) the period of time from the departure from the work site until its arrival in its Assigned Port, or

                              (c) the period of time for transit between work sites, or

                              (d)  the period of time for transit between
                                   Assigned Ports.

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ARTICLE 2 PURPOSE OF THIS AGREEMENT

This Agreement sets forth the terms and conditions under which each ROV will be used to carry out Repair and Maintenance & Improvement of Designated Cables.

ARTICLE 3 OPERATIONAL USE OF ROV

3.1.     OPERATING ZONE

         Each ROV shall be assigned to and operated in the Operating Zone, under this Agreement.

3.2.     USES OF ROV

         3.2.1. Repair of Designated Cables

                Each ROV shall be used primarily for the Repair of Designated Cables in order to ensure the continuity of service provided by such cables

         3.2.2. Maintenance & Improvement

                Subject to the requirement of the Article 3.2.1 being satisfied, each ROV shall be used for the Maintenance & Improvement of the Designated Cables on an interruptible basis.

         3.2.3. Outside Work

                Provided that the availability of the ROV to undertake
                Repair or Maintenance & Improvement of Designated Cables is satisfied the ROV may be used by the Service Provider or a Scheduled Maintenance Authority for Outside Work. The use of ROV for Outside Work is subject to the approval of the Management Committee, which approval shall not be unreasonably withheld or delayed. The allocation of ROV costs during such Outside Work is defined in Article 9 below.

                In case the Outside Work is relevant to the repair or maintenance & improvement of cables within the Operating Zone which are not Designated Cables, the operational conditions of intervention of the ROV, during its period of assignment under this Agreement, shall require the prior agreement of the Management Committee.

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         3.2.4. Training Exercises

                The Service Providers shall have the opportunity to perform Training Exercises when the ROV is assigned to the Agreement. The relevant Service Provider shall provide the Management Committee with details of the nature, purpose, duration and location of the proposed Training Exercises. The use of ROV for Training Exercises is subject to the approval of the Management Committee, which approval shall not be unreasonably withheld or delayed. The allocation of ROV costs during such Training Exercises is defined in
                Article 9 below.

ARTICLE 4 ROV AVAILABILITY

4.1. The Service Provider shall use its best efforts to make the ROV operationally available for use at all times for work on the Designated Cables except in the following circumstances:

     4.1.1. Whilst the ROV is undergoing periodic maintenance or refurbishment.

     4.1.2.     From the starting date of any Outside Work until its conclusion.

     4.1.3.     Whilst the ROV is unavailable by reason of Force Majeure.

     4.1.4. Whilst the ROV is damaged to the extent that it cannot perform Repair or Maintenance & Improvement or it becomes a total loss or a constructive total loss.

                If a ROV becomes a total loss or a constructive total loss, the Service Provider shall notify the Chairman of the Management Committee and, if required by the Management Committee, use reasonable endeavours to provide a substitute ROV subject to terms and conditions to be proposed by the Service Provider, and agreed to by the Management Committee.

                If a ROV is damaged to such an extent that requires repairs, the Maintenance Authorities shall bear its Standing Charges up to a maximum period of 90 (ninety) days from the beginning of such repairs.

ARTICLE 5 MOBILIZATION OF THE ROV

Unless otherwise agreed between the Service Provider and the Maintenance Authority requesting the use of the ROV, the ROV shall be mobilised by the Maintenance Authority from the Assigned Port.

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ARTICLE 6 OPERATING PROCEDURES

6.1. The Maintenance Authority requesting the use of the ROV to undertake Repair or Maintenance & Improvement on a Designated Cable shall notify its request by telephone or facsimile to FT/FCR or to ELETTRA, as the case may be, at the address shown in Schedule 8.

     Where notification is given by telephone, it shall be confirmed by facsimile at the earliest opportunity and at the latest on the first working day after the notification by telephone.

     On receipt by the Service Provider of such notification by a Maintenance Authority, the Service Provider shall take the necessary action to ensure that the ROV is mobilised aboard the designated Cableship without undue delay, typically within 24 hours.

6.2. The Maintenance Authority requesting the use of the ROV shall be responsible for the engagement and costs of the cableship designated to host the ROV. Such engagement shall be regulated by a separate agreement between the cableship operator and the Maintenance Authority. Notwithstanding the foregoing, the Service Provider shall determine the suitability of any designated cableship to host the ROV and undertake Repair or Maintenance & Improvement with it.

6.3. When the Service Provider is notified to commence a ROV operation under this Agreement, the Service Provider will, within 24 hours, notify the Maintenance Authorities of the status of use of the ROV, as specified below:

     6.3.1. Upon receipt of notification by the Service Provider that the ROV is required to undertake an operation or if the ROV is engaged in Outside Work, the Service Provider shall transmit a notification of commencement of ROV operation or Outside Work, specifying the expected duration of such operation or work.

     6.3.2. After completion of the ROV operation or work, the Service Provider shall transmit a notification of completion of a ROV operation or work.

     6.3.3. Upon a ROV's change in operational status eg: standby, Repair, Maintenance & Improvement or Training Exercises, the Service Provider shall transmit a notification of the change in status of the ROV.

ARTICLE 7 OPERATIONAL RESPONSIBILITIES
          PLANNING AND DIRECTION

7.1. The Maintenance Authority requiring any Repair or Maintenance &
     Improvement work to be carried out may elect to be responsible for planning and directing such operation which

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     shall be performed by the personnel of the Cableship under the control and supervision of the Engineer in Charge of the Service Providers. If the Maintenance Authority does not so elect to be responsible then the Service Provider shall be responsible for the planning and direction of the operation. In all cases the Maintenance Authority shall make available to the Service Provider the necessary technical information required for Repair or Maintenance & Improvement to be carried out to the appropriate Designated Cable.

     The Service Provider shall always be responsible for the planning, direction and performance of the repair unless the relevant Maintenance Authority declares otherwise. In this case, a formal agreement will be signed between the Maintenance Authority and the Service Provider.

7.2. The Maintenance Authority shall appoint one of the authorised representatives, should more than one be carried, as a "Senior Representative". The Senior Representative shall be responsible for planning and directing the Repair or Maintenance & Improvement operation, pursuant to Article 7.1 above.

ARTICLE 8 STANDING CHARGES AND RUNNING COSTS

8.1. The ROV Costs, including Standing Charges and Running Costs, relating to the period running from 1st January 1999 to 31st December 1999 are defined in Schedules 2 and 3 respectively.

8.2. For the following calendar years, the ROV costs shall be submitted to the Management Committee for approval at least 3 months before the beginning of the related year.

8.3. ROV Standing Charges shall not increase by more than *** year on year.

ARTICLE 9 ALLOCATION OF ROV COSTS

     9.1. ALLOCATION OF STANDING CHARGES

     9.1.1. The Standing Charges, adjusted as appropriate pursuant to Article 9.3.2., shall be shared among the Maintenance Authorities for the Designated Cables in proportion to the Accounting Units allocated to them in Schedule 4.

     9.1.2. Notwithstanding the provision of Article 9.1.1 above the unit cost of the Accounting Units shall in any case not exceed the maximum amount of *** per Accounting Unit per year for the whole duration of this Agreement.

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9.1.3. In the event that the Standing Charges are not approved by the
       Management Committee, the Standing Charges of the previous year shall form the basis of billing until the dispute is resolved.

9.1.4. For the purpose of calculating the Standing Charges applicable to any particular period of time, the estimated or actual Standing Charges shall be divided by 335 to give an appropriate daily rate.

9.2.   ALLOCATION OF RUNNING COSTS

9.2.1. When a Maintenance Authority requests the use of the ROV for Repair or Maintenance & Improvement of a Designated Cable, all Running Costs for the period of such work including those for Transit Time and, if applicable, mobilisation aboard the designated Cableship and demobilisation, shall be borne by the Maintenance Authority(ies) responsible for the Designated Cable under Repair or Maintenance & Improvement.

9.2.2. Where a Cableship carrying the ROV undertakes a series of ROV operations without returning to its Assigned Port, the ROV Running Costs for Transit Time between two or more operations shall be allocated between the Maintenance Authorities concerned according to the following procedure.

       Time spent in transit before the work starts on the first ROV operation, time spent in transit between the end of each ROV operation and the start of the next, and time spent in transit from the end of the last in the series of ROV operations to the arrival of the Cableship at its Assigned Port is aggregated to arrive at total Transit Time. Running Costs for Transit Time are allocated to each ROV operation in proportion to the distance to be covered by the Cableship to carry out each stand alone operation.

9.3.   ALLOCATION OF ROV COSTS FOR EACH CATEGORY OF USE

       9.3.1. Repair, Maintenance & Improvement of Designated Cables

       For the period of such work, Standing Charges shall be apportioned according to Article 9.1, and Running Costs, including those for Transit Time, shall be allocated according to Article 9.2.

       9.3.2. Outside Work

       When the ROV shall be used to carry out Outside Work, for the period of such work including Transit Time and if applicable, mobilisation aboard the designated

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       Cableship and demobilisation, Standing Charges and Running Costs shall not be charged to this Agreement.

       9.3.3. Periods of non-availability

       When the ROV is damaged to the extent that it cannot perform Repair or Maintenance & Improvement the ROV Standing Charges for periods in excess of 90 days shall not be charged to this Agreement in accordance with Article 4.1.4.

9.3.4. Training Exercises

       For the period of such work, Standing Charges shall be apportioned according to Article 9.1, while Running Costs, including those for Transit Time, shall not be charged to this Agreement.

ARTICLE 10 MANAGEMENT COMMITTEE AND CENTRAL BILLING PARTY

10.1.  MANAGEMENT COMMITTEE

       10.1.1. Organisation:

               The Maintenance Authorities and the Service Providers shall form a Management Committee in which each party shall be represented by a single representative. A representative may designate an alternate to participate in a Management Committee meeting.

       10.1.2. Functions:

               The Management Committee shall have the following functions:

               (a) to amend this Agreement with the unanimous approval of the Parties,

               (b) to review and approve the annual ROV Budgetary estimates and the final cost of the Accounting Unit,

               (c) to review the management of all activities required by this Agreement,

               (d)      to approve the use of the ROV for Outside Works,

               (e)      to approve the charges associated with the CBP function.

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       10.1.3. Procedures:

               A Party shall be elected to serve as Chairman of the Management Committee for a term of twelve months by simple majority of the present members of the Management Committee.

               Meetings shall normally be held once a year unless decided otherwise by the Management Committee. They will be held on the call of the Chairman or of at least two representatives of the Parties. At least a 30 days advance notice of each meeting shall be given with a copy of the draft agenda. In cases of emergency, such notice period may be reduced.

               The quorum for any meeting shall consist of a number of members representing at least 75 % of the total Accounting Units according to Schedule 1.

               All decisions of the Management Committee shall be subject in the first instance to consultation among its members who shall endeavour to make decisions by unanimous consent. In the event it fails to reach unanimous consent, it shall make decisions by simple majority votes. Each member shall have a number of voting rights equal to its number of Accounting Units as set forth in Schedule 1.

10.2.  CENTRAL BILLING PARTY:

       10.2.1. FCR shall act as Central Billing Party under this Agreement.

       10.2.2. The Central Billing Party shall be responsible for the preparation and submission of ROV annual budget, submission of billing, accounting and settlement of all amounts due from the Maintenance Authorities under this Agreement.

       10.2.3. At least once a year the Central Billing Party shall submit a financial report and accounts to the Management Committee describing and summarising its activities during the year concerned.

       10.2.4. The CBP costs are 120 000 (one hundred and twenty thousand) French Francs per year for the duration of the Agreement. This amount may be revised annually from the 4th year.

               The CBP costs shall be submitted to the Management Committee for approval at least 3 months before the beginning of the related year.

               The CBP costs shall not increase by more than 5% year on year.

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ARTICLE 11 INVOICING PROCEDURE AND ARRANGEMENTS

11.1. Invoices showing the amounts due from the Maintenance Authorities for their respective shares of the ROV Costs for each quarter shall be sent to them by the Central Billing Party on or before the 15th day of the month before the start of each quarter. Such invoices shall be based on the actual Running Costs incurred and on the approved estimated Accounting Unit cost and shall include:

                              (a) Standing Charges based on the estimated Accounting Unit cost,

                              (b)    Running Costs as incurred quarterly,

                              (c)    interest on invoices not paid when due,
                                     and,

                              (d)    Central Billing Charges in accordance with
                                     Article 11.6.

11.2. On or before the first working day of the last month preceding each quarter, the Service Providers shall advise the Central Billing Party as to the details of Standing Charges (including retrospective adjustments) and Running Costs. Running Costs details shall be included in the bills next due to be rendered to Maintenance Authorities.

      Unless otherwise agreed between the Service Providers and the Central Billing Party, such details shall be advised in French Francs (FRF).

11.3. Invoices shall be denominated and payable in French Francs (FRF), unless otherwise agreed between the Maintenance Authorities and the Central Billing Party.

11.4. Invoices shall be payable by the last working day of the second month of the quarter to which they relate, or if the issue of an invoice is delayed, seventy days from the date of issue, whichever is the later.

      Invoices not paid by the due date will incur a quarterly compounded interest charge at a rate of one hundred and twenty five (125%) percent of the PIBOR for sixty (60) days applicable on the first working day following the date by which payment is due, which rate will be applied throughout the period during which the payment is overdue.

      PIBOR is the Paris Inter bank Offer Rate for French Francs as published in "Les Echos".

11.5. On the first working day of the third month of each quarter, the Central Billing Party shall remit to or settle with the Service Providers, in French Francs (FRF), the amounts notified by it under Article 11.2.

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11.6. The Central Billing Party shall charge the costs associated with the performance of the Central Billing function. The charges shall be included in the Accounting Unit cost.

11.7. If an invoice for a Designated Cable remains unpaid for 180 days after the due date, the other Maintenance Authorities shall reimburse the Central Billing Party a proportional share of the unpaid invoice, including a proportional share of the interests incurred. The amounts paid by such Maintenance Authorities shall be in proportion to their Accounting Units.

11.8. Nothing contained in this Article shall release the defaulting Maintenance Authority from its obligations under this Agreement. The defaulting Maintenance Authority will continue to be billed its share of all ROV Costs in proportion to the Accounting Units allocated to it. If the defaulting Maintenance Authority fails to pay any bill within 365 days of its due date, the Service Provider shall be released from any obligation to undertake work for that Maintenance Authority. At such time, Central Billing Party shall prepare and issue a revised Schedule 1 which will exclude the defaulting Maintenance Authority. The defaulting Maintenance Authority will continue to be excluded from Schedule 1 until all outstanding invoices, including applicable interest, have been paid in full.

11.9. In the event that a Maintenance Authority for a Designated Cable has failed to pay a bill within 180 days of the due date, and that Designated Cable has more than one Maintenance Authority, the Central Billing Party shall notify such other Maintenance Authority(ies) for that cable of such defaults for non-payment. Notwithstanding Article 11.7, a Maintenance Authority for a Designated Cable having more than one Maintenance Authority shall have the option, at any time within 365 days of the due date of a bill, to pay any unpaid bill including any applicable interests of another Maintenance Authority for that cable, and upon such payment, the defaulting Maintenance Authority shall no longer be deemed to be in default for non-payment of such bill and the cable involved shall not be excluded from Schedule 1.

11.10. Upon receipt by the Central Billing Party from the defaulting Maintenance Authority or from another Maintenance Authority for a Designated Cable having more than one Maintenance Authority of any amount reimbursed by the other Maintenance Authority(ies) in accordance with Article 11.7, any such amounts shall be distributed to the other Maintenance Authorities in the same proportions as those Maintenance Authorities reimbursed the Central Billing Party under Article 11.7.

ARTICLE 12 ROV COSTS ADJUSTMENT

As soon as possible and not more than 6 months after the end of each year, the Management Committee shall approve a final cost of the AU based on the total Standing Charges in accordance with Article 10, and the actual number of AU according to Schedule 4 for a given financial year.

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Such adjustment shall be reflected to Maintenance Authorities through the next quarterly settlement, or if near the expiry date of this Agreement, in a final invoice.

ARTICLE 13 LIABILITY AND INDEMNITY

13.1. Each of FCR, FRANCE TELECOM and ELETTRA shall be liable for all direct damages to persons or property arising in the discharge of its obligations under this Agreement to the extent that such damages have resulted from the intentional or negligent acts or omissions of FCR, FRANCE TELECOM or ELETTRA, its Agents or Employees. FCR, FRANCE TELECOM or ELETTRA shall indemnify and hold harmless the Maintenance Authority concerned against all claims, actions, demands, or judgements for such direct damages.

13.2. Each Maintenance Authority shall be liable for all direct damages to persons or property arising in the discharge of its obligations under this Agreement to the extent that such damages have resulted from the intentional or negligent acts or omissions of the Maintenance Authority, its Agents or Employees. Such Maintenance Authority shall indemnify and hold harmless FCR, FRANCE TELECOM or ELETTRA, as appropriate, against all claims, actions, demands or judgements for such direct damages.

13.3. Each of FCR, FRANCE TELECOM, or ELETTRA shall be liable for injury or damages to persons or property sustained by its Employees or Agents in the course of their employment or agency to the extent that such injury or damages are not caused by the negligence or intentional acts or omissions of a Maintenance Authority and to that extent will indemnify and hold harmless the Maintenance Authorities against all claims, actions, demands, or judgement for damages sustained by employees or Agents of FCR, FRANCE TELECOM or ELETTRA except to the extent that such claims, actions, demands and judgements arise out of the negligence or intentional acts of a Maintenance Authority.

13.4. The Central Billing Party shall exercise due care, diligence and promptness in the discharge of its duties and the Parties jointly shall indemnify and hold harmless the Central Billing Party against any claims, actions, demands or judgements arising out of the Central Billing Party's performance, purported performance or nonperformance of its function under this Agreement, except to the extent that such claim, actions, demands or judgements arise out of the negligence or intentional acts or omissions of the Central Billing Party.

13.5. Except as stated in Articles 13.1., 13.2., 13.3. and 13.4., no party shall be liable for any other damages suffered by any Party nor shall any Party be required to indemnify or hold harmless any other Party against claims made by any person or entity against any Party for damages arising from the acts or omissions of any other Party in the discharge of their respective obligations under this Agreement.

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ARTICLE 14 RELATIONSHIP AMONG THE PARTIES

The relationship between or among the Parties shall not be that of partners and nothing herein contained shall be deemed to constitute a partnership between them, and the common enterprise among the Parties shall be limited to the express provisions of this Agreement.

ARTICLE 15 AMENDMENTS TO AGREEMENT

15.1. This Agreement and any of the provisions hereof may be altered or added to only by an agreement in writing, signed by a duly authorised person on behalf of each of the Parties after approval of the Management Committee on a unanimous basis.

15.2. The inclusion of additional Maintenance Authority(ies) into this Agreement is governed by the provision of Article 16 hereafter.

ARTICLE 16 INCLUSION OF ADDITIONAL MAINTENANCE
           AUTHORITY(IES) AND DESIGNATED CABLES

16.1. Where any entity assumes the maintenance responsibility for any cable system, or part thereof within the Operating Zone, and if that entity is not a Patty to this Agreement then that entity may request to be admitted as a Maintenance Authority under this Agreement. Upon such request, the signature of the Chairman of the Management Committee on the document of accession, as set forth in Schedule 5, witnessing the admission of the new Party shall have the effect of binding all the other Parties as each itself had signed such document and the Chairman of the Management Committee shall then transmit a copy of the document to all the Parties. At the same time the cable system concerned, or part thereof, shall be entered into Schedule 1 as a Designated Cable.

16.2. When a Maintenance Authority being a Party to this Agreement assumes responsibility for any cable system, or part thereof, within the Operating Zone, which is not a Designated Cable, and if that Maintenance Authority wishes such cable system, or part thereof, to become a Designated Cable, it shall be entered into Schedule 1 and hence become a Designated Cable for the balance of the term of this Agreement.

16.3. In case of inclusion of additional Maintenance Authorities and Designated Cables, the other appropriate Schedules of this Agreement shall be amended accordingly.

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ARTICLE 17 ASSIGNMENT OR TRANSFER

During the continuance of this Agreement, no Party shall, without the written consent of the other Parties, sell, assign, transfer or dispose of its rights or obligations under this Agreement, in whole or in part, except to a legal successor or subsidiary of such Party or corporation controlling, or under the same control as, such Party.

Nothing contained in this Agreement shall restrict the right of the Service Provider to lease equipment subcontract or employ such personnel or agents as it deems appropriate to fulfil its obligations hereunder.

ARTICLE 18 TERM OF THIS AGREEMENT

This Agreement shall come into force as from the 1st January 1999 and shall terminate the 31 December 2001.

The Agreement may be renewed by the Parties. At least one year before the date of such expiry, the Parties shall decide on such a possible renewal and on the terms and conditions of this renewal. This renewal will be subject to a written agreement amongst the Parties. The Parties will decide either to amend this Agreement or to execute a new agreement.

ARTICLE 19 WITHDRAWAL

19.1. If a Maintenance Authority wishes to withdraw from this Agreement, it shall serve at least one year notice in writing to the other Parties of its intention to withdraw from this Agreement.

19.2. As soon as practicable and in any event not more than three (3) months after the serving of any such notice of withdrawal, the other Parties will decide if this Agreement should continue in force without the withdrawing Party or if this Agreement will be terminated upon the effective date of such withdrawal.

19.3. In the event that the non-withdrawing Parties agree that this Agreement shall continue in force without the withdrawing Party and prior to the effective date of such withdrawal, the non-withdrawing Parties shall forthwith make appropriate amendments to the Schedules to this Agreement and it shall continue to be effective as provided in Article 17. Should such an agreement not be reached, the Agreement shall terminate upon the first effective date of any notice of withdrawal served in accordance with rticle 19.1.

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ARTICLE 20 FORCE MAJEURE

20.1. No Party shall be liable to the others for any failure to carry out its obligations or delay in performance under this Agreement due to an event of Force Majeure such as war, civil war, sabotage, piracy, fire, epidemics, break down in government or public order, seizure by judicial procedure, strike or lockout, perils of the seas, accident of navigation or any other circumstance cause or reason beyond its reasonable control.

20.2. The time for performance of the obligations under this Agreement shall be extended by a reasonable period in the event of such Force Majeure. The Party suffering from Force Majeure may terminate its participation in this Agreement after giving reasonable notice in the event Force Majeure has not ceased 3 months after its occurrence.

ARTICLE 21 AGREEMENT BINDING ON SUCCESSORS

This Agreement shall be binding on the Parties, their respective successors, and permitted assigns.

ARTICLE 22 INSOLVENCY

Upon the occurrence of each or any of the following events:

         (i) if, except for the purposes of re-organisation, any Party is wound up or a petition is presented or an order is made or a resolution is passed for the winding up of any Party or a meeting is convened for the purpose of considering any such resolution;

         (ii) if any Party is placed under official management, that is if, pursuant to a resolution of creditors or members of that Party or an order of a court, a person is appointed to take custody of all or part of the property of that Party and to conduct its business and manage its affairs and comply with the legislation in respect of companies applicable in the place where he is so appointed, or if any Party causes a meeting of its members or creditors to be summoned for the purpose of placing it under official management;

         (iii) if any Party makes default under any charge or security in favour of any creditor of that Party;

         (iv) if any indebtedness of any Party becomes due and payable prior to the stated maturity thereof as a result of a default or is not paid upon the maturity thereof;

                                       18

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         (v)        if an inspector of all or any part of the affairs of any
                    Party is appointed pursuant to the legislation in respect of companies applicable in the place of incorporation of that Party or in a place where that Party carries on business;

         (vi) if a compromise or arrangement is proposed between any Party and its creditors or any class of them or if an application is made to a court for an order summoning a meeting of creditors or any class of them of any Party;

         then any Party affected by each or any of the above listed events shall immediately inform all the other Parties thereof, and all the Parties shall then consult to decide what further action is necessary.

ARTICLE 23 INSURANCE

(a) Each Service Provider respectively shall be responsible for obtaining its necessary insurance coverage.

(b) If requested by a Maintenance Authority, the Service Provider shall provide individually and on a confidential basis to that Maintenance Authority copies of relevant insurance policies and, if applicable, copies of the booklet giving details of the Protection and Indemnity cover and proper evidence of the payment of all premiums.

ARTICLE 24 GOVERNING LAW

This Agreement shall in all respects be governed by and be construed in accordance with the laws of Switzerland Canton of Geneva.

ARTICLE 25 ARBITRATION

(a) All disputes arising in connection with this Agreement and which cannot be settled by amicable negotiation to the mutual satisfaction of the Parties concerned, the dispute shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce in Paris as in effect on the date hereof by one or more arbitrators appointed in accordance with the said Rules.

(b) The site of the arbitration shall be Geneva (Switzerland). The language of the arbitration shall be English. The arbitrators will apply the procedural rules of arbitration of the International Chamber of Commerce. Any award rendered shall be final and conclusive and judgement thereon may be rendered in any court having jurisdiction for its enforcement.

19

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(c)      The performance of this Agreement by the Parties shall continue during such arbitration or legal proceedings.

ARTICLE 26 EXECUTION AND COUNTERPART

This Agreement shall be executed in 8 counterparts in the English language and each counterpart when delivered shall be considered an original. New Maintenance Authorities shall be added to this Agreement by means of a Document of Accession as set forth in Schedule 5 and the Document of Accession shall for each such addition be executed in two counterparts in the English language and certified copies shall be delivered to all the Parties.

ARTICLE 27 INTERPRETATION

All references to the Party(ies), Article(s), and Schedule(s) refer to the Party(ies), Article(s) and Schedule(s) under this Agreement. In addition, and where the context so requires, the singular shall be taken to mean the plural and the plural shall be taken to mean the singular.

ARTICLE 28 ENTIRE AGREEMENT

This Agreement together with the Schedules hereto constitutes the entire agreement between the Parties in relation to its subject matter and supersedes all prior verbal or written understandings between and among the Parties.

This Agreement supersedes all prior verbal or written understandings between the Parties and constitutes the entire agreement with respect to the subject matter of this Agreement

This Agreement includes the following documents which are attached hereto and incorporated herein by reference.

Schedule 1          Maintenance Authorities and Designated Cables

Schedule 2          Standing Charges

Schedule 3          Running Costs Estimate

Schedule 4          Accounting Units Calculation and Billing Schedule

Schedule 5          Document of Accession to the ROV Service Agreement

Schedule 6          Request for inclusion of a Cable system in the ROV Service
                    Agreement

Schedule 7          ROV description

                    Annex 1:  Scorpio 2000
                    Annex 2:  Phoenix II

Schedule 8 Representatives of the Service Providers - Mailing Addresses and Contacts for Maintenance Purposes


ARTICLE 29 HEADINGS

For the purposes of interpretation of this Agreement and Schedules, all headings thereof shall be deemed not to form part of this Agreement.

ARTICLE 30 REPRESENTATIVES AND CORRESPONDENCE

The Parties shall inform each other of their representatives for the purpose of correspondence between the Parties.

ARTICLE 31 NOTICES

(a) Any notice or consent required or permitted hereunder shall be given in writing or confirmed in writing as the context so requires and shall be deemed to be duly given if deposited by hand at, or despatched by airmail of the most expeditious class or by fax or electronic mail addressed to the registered office last quoted by the Party to whom it is addressed.

(b) Unless it is expressly provided for herein or otherwise agreed, any such notice or consent shall be deemed to be served ten days from the date of despatch.

ARTICLE 32 PUBLICITY

Any publicity or news releases regarding this Agreement shall not be issued or published without the prior agreement of the Parties.

ARTICLE 33 CONFIDENTIAL INFORMATION

Information furnished by one Party to another shall be kept confidential by the Party receiving it and shall be used only for the purposes of this Agreement, and may not be used for any other purposes without the prior written consent of the Party owning the Information, unless such information:

         (i) was previously known to the receiving Party free of any obligation to keep it confidential, or

         (ii) has come into the public domain other than by a breach of confidentiality by the receiving Party, or

         (iii) is received from a third party without similar restriction and without breach of this Agreement, or

         (iv) is necessary or proper disclosure under any applicable law, rule or regulation or pursuant to the direction of any Governmental Entity or Agency having jurisdiction in any country of the Parties.

ARTICLE 34 PERFORMANCE OF AGREEMENT

The performance of this Agreement by the Parties hereto shall be contingent upon either:

         (i) the continued operation of at least one Designated Cable; it being understood that the Parties shall consult each other in such event and shall confer to decide further action including the termination of this Agreement

         or

         (ii)       the necessary government approvals.

ARTICLE 35 SEVERABILITY

If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions and the rights and obligations of the parties shall be construed and enforced accordingly.

ARTICLE 36 WAIVER

The waiver of any breach of any term or condition of this Agreement shall not be deemed to be a waiver of any other breach of the same or any other term or condition of this Agreement. No waiver shall be valid unless it is written and signed on behalf of the Party making the waiver.

TESTIMONIUM

In witness whereof the parties hereto have executed this Agreement the day and year here above written.

FOR AND ON BEHALF OF                ELETTRA ITALY
  /s/ Name of Signatory                               16/3/99
______________________________________________  DATE ______________________

FOR AND ON BEHALF OF                FLAG
  /s/ Name of Signatory                               15/3/99
______________________________________________  DATE ______________________

FOR AND ON BEHALF OF                FRANCE CABLE RADIO FRANCE
   /s/ A. Suard                                       15/3/99
______________________________________________  DATE ______________________

FOR AND ON BEHALF OF                FRANCE TELECOM FRANCE
  /s/ J. Genoux                                       19/3/99
______________________________________________  DATE ______________________

FOR AND ON BEHALF OF                SEAMEWE 1
  /s/ J. Genoux                                       19/3/99
______________________________________________  DATE ______________________

FOR AND ON BEHALF OF                SEAMEWE 2
  /s/ J. Genoux                                       19/3/99
______________________________________________  DATE ______________________

FOR AND ON BEHALF OF                SOCIETE DES TELECOMMUNICATIONS
                                    INTERNATIONALES DE DJIBOUTI (S.T.I.D),
                                    REPUBLICQUE DE DJIBOUTI

  /s/ Name of Signatory                               17/3/99
______________________________________________  DATE ______________________

FOR AND ON BEHALF OF                TELECOM ITALIA, ITALY
  /s/ Name of Signatory

______________________________________________  DATE ______________________